Exhibit 10.1

*Certain identified information has been excluded from this exhibit because it is both not material and is the type that POET Technologies Inc. treats as private or confidential.

Bird & Bird

EQUITY TRANSFER AGREEMENT

IN RESPECT OF

SUPER PHOTONICS INTEGRATED CIRCUIT XIAMEN CO., LTD.

between

QUANZHOU SAN'AN OPTICAL COMMUNICATION TECHNOLOGY CO., LTD.

(as Seller)

and

POET TECHNOLOGIES INC.

(as Buyer)

Dated 31 December 2024

THIS AGREEMENT dated 31 December 2024 is made between:

PARTIES

(1) **Quanzhou San'an Optical Communication Technology Co., Ltd.**, a company with limited liability duly incorporated under the laws of the PRC, with its registered address at No.2 Lianshan Industrial Zone Gushan Village Shijing Town, Nan'an, Quanzhou City, Fujian Province, China ("**Seller**");

and

(2) **POET Technologies Inc.**, a publicly listed Company duly formed and validly existing in Canada, with its registered address of 120 Eglinton Avenue East, Suite # 1107, Toronto, Ontario, Canada ("**Buyer**" or "**POET**"),

each a "**Party**" and collectively, the "**Parties**".

RECITALS

(A) The Buyer and Xiamen San'an Integrated Circuit Co., Ltd. have entered into the Joint Venture Contract for the establishment of Super Photonics Xiamen Co., Ltd. dated October 21, 2020, which was novated, amended and supplemented from time to time, including a notice for assignment and a consent to assignment dated October 12, 2023 whereby the Seller was assigned all the rights and obligations under the aforementioned agreement (the "**Joint Venture Contract**").

(B) Pursuant to the Joint Venture Contract, the Company was established with the Seller and the Buyer as its shareholders.

(C) The Company has a registered capital of CNY 190,729,429.32.

(D) Further particulars of the Company as at the date of this Agreement are set out in Schedule 1.

(E) As at the date hereof, the Seller is the legal and beneficial owner of the Sale Equity.

(F) The Seller has agreed to sell, and the Buyer has agreed to buy the Sale Equity subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1. **INTERPRETATION**

1.1 Unless the context otherwise requires, the definitions and rules of interpretation in this clause apply in this Agreement.

"**Affiliate**" means (i) as to any legal entity, any other legal entity which directly or indirectly controls, is controlled by, or is under common control with such person; and (ii) in respect of any individual, an immediate family member of such person being a spouse, child, sibling or parent.

"**Agent**" has the meaning given to it in clause 5.4.

"**Amendment Agreement in respect of the Premise Lease Agreement and the Administrative Service Agreement**" means an amendment agreement dated on or about the date hereof between the Company and Xiamen San'an Integrated Circuit Co., Ltd. in respect of (i) the premise lease agreement dated 1 January 2024 for the leasing of certain premises for the manufacturing and operation of the Company; and (ii) the administrative service agreement dated 1 January 2024 for the providing of certain services.

"**Business Day**" means a day other than a Saturday, Sunday or public holiday in the United States of America, Canada or the PRC.

"**Buyer's Solicitors**" means Bird & Bird Shanghai Representative Office.

"**Buyer's Warranties**" means the warranties given by the Buyer pursuant to clause 6 and set out in Part 2 of Schedule 4.

"**Change of Shareholding Procedures**" has the meaning given to it in clause 5.4.

"**Claim**" means a claim for breach of any of the Warranties.

"**Company**" means Super Photonics Integrated Circuit Xiamen Co., Ltd., a company incorporated and registered in PRC with company registration number 91350200MA8RMHA22A whose registered office is at Room 729-13, 7th Floor, No. 510 Xin'ao Road, Xindian Town, Xiang'an District, Xiamen, PRC, further details of which are set out in Schedule 1.

"**Completion**" means completion of the sale and purchase of the Sale Equity in accordance with this Agreement.

"**Completion Date**" has the meaning given to it in clause 5.2.

"**Conditions**" means the conditions to Completion, being the matters set out in clause 2.1 and clause 2.2.

"**Control**" of a person means:

(a) the direct or indirect ownership of shares representing more than 50 per cent of all the issued shares in the capital of such person;

(b) the power to appoint or control the appointment of at least half of the board of directors of such person; or

(c) otherwise having the power, direct or indirect, to direct or to cause the direction of the management and policies of such person whether by contract, trusts, arrangements, agreements, other binding arrangements or otherwise,

and "**controlled**" and "**controlling**" shall be construed accordingly.

"**Conversion Date**" means the date falling 10 days after the date of receipt of the notice issued by the Seller in accordance with paragraph 3.3, Schedule 2 of this Agreement.

"**Conversion Shares**" has the meaning given to it in paragraph 3 of Schedule 2.

"**Disclosed**" means the information fully and fairly disclosed by a Party to the other Party prior to the Completion.

"**Disclosure Letter**" means if applicable, the disclosure letter setting out the matters qualifying Seller's Warranties to be provided to Buyer on the date of this Agreement.

"**Encumbrance**" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

"**Equipment Purchase Agreement**" means an agreement dated on or about the date hereof between the Seller as seller and the Buyer (or any of the Buyer's Affiliates, as the case may be) as buyer in respect of the sale of purchase of certain equipment leased or otherwise used by the Company.

"**Financial Statement**" means the statements signed off by the Buyer, the Seller and the Company upon the completion of the assessment and check of the Company's financial status as provided under a Memorandum of Understanding dated November 15, 2024 between the Buyer and the Seller.

"**Group**" means in relation to a company, that company, any subsidiary undertaking or any parent undertaking from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a **member of the Group**.

"**Joint Venture Contract**" has the meaning given to it in the recitals of this Agreement.

"**Longstop Date**" means 31 December 2024, or such other date as may be agreed by the Buyer and the Seller in writing.

"**Losses**" means all costs, claims, damages, liabilities, penalties, losses and expenses including, without limitation, all professional fees, legal costs (calculated on a full indemnity basis) and all costs and expenses incurred as a result of defending or settling a claim alleging a liability.

"**Permitted Encumbrance**" means any Encumbrance for Tax and other charges by any governmental, regulatory or similar body or agency which is not due and payable.

"**PRC**" or "**China**" means the People's Republic of China.

"**Purchase Price**" has the meaning given to it in Schedule 2.

"**RMB**" or "**¥**" or "**元**" or "**CNY**" means the renminbi 人民币, the lawful currency of the PRC.

"**Sale Equity**" means the equity interest of the Company held by the Seller, which represents 24.8% of the registered capital of the Company.

"**SAMR**" means the State Administration for Market Supervision (国家市场监督管理总局) of the PRC and/or its local branches.

"**Seller's Warranties**" means the warranties given by the Seller pursuant to clause 6 and set out in Part 1 of Schedule 4.

"**Tax**" or "**Taxation**" means any and all forms of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Tax Authority.

"**Tax Authority**" any government, state or other fiscal, revenue, customs or excise authority, body or official anywhere in the world.

"**Termination Agreements**" means each of the following agreements:

(a) the termination agreement in respect of the Joint Venture Contract between the Seller and the Buyer.

(b) the termination agreement in respect of the SAIC Trademark and Name License Agreement dated 16 August 2022 between Xiamen San'an Integrated Circuit Co., Ltd. and the Company; and

(c) the termination agreement in respect of the SAIC Supply Agreement dated 16 August 2022 between Xiamen San'an Integrated Circuit Co., Ltd. and the Company.

"**Transaction**" means the transaction contemplated by this Agreement or any part of that transaction.

"**Transaction Documents**" means this Agreement, the Equipment Purchase Agreement, the Termination Agreements and any other document to be entered into pursuant to, arising from or connected to this Agreement or otherwise in connection with the Transaction.

"**USD**"or "**$**" means the US dollar, the lawful currency of the United States of America.

"**Usual Business Hours**" has the meaning given to it in clause 15.4.

"**Warranties**" means the Seller's Warranties and the Buyer's Warranties.

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3 References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to this Agreement or any other agreement or document referred to in this Agreement, is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders and the neutral.

1.8 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9 This Agreement shall be binding on and enure to the benefit of, the Parties to this Agreement and their respective successors and permitted assigns, and references to a **Party** shall include that Party's successors and permitted assigns.

1.10 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11 Unless expressly provided otherwise in this Agreement, a reference to **writing** or **written** includes fax and email.

1.12 Any words following the terms **including**, **include**, **in particular**, **for example** or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13 References to **applicable accounting standards** refer to the China Accounting Standards as amended from time to time.

1.14 Where any accounting determination or calculation is required to be made under this Agreement or the Schedules hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, in China.

1.15 References to a document in **agreed form** are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.16 Unless the context requires otherwise, a reference to any legislation or legislative provision includes:

1.16.1 such legislation or legislative provision as amended, extended or re-enacted from time to time; and

1.16.2 all subordinate legislation made from time to time under that legislation or legislative provision.

1.17 Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.

1.18 All capitalised terms used in this Agreement shall have the meaning ascribed thereto in clause 1.1 above. For the avoidance of doubt, an identical term used in this Agreement and which is not capitalised shall not be ascribed the same meaning.

2. CONDITIONS PRECEDENT

2.1 The obligation of the Seller to effect the Completion shall be subject to the following conditions, except to the extent waived by the Seller in accordance with clause 2.8:

2.1.1 The Buyer's Warranties shall be true and correct as of the Completion Date as if made on and as of the Completion Date;

2.1.2 The Equipment Purchase Agreement shall have been duly executed by the Buyer;

2.1.3 The Financial Statements shall have been agreed and executed by the Parties and the Company; and

2.1.4 Any and all documents reasonably requested by the Seller, including without limitation the application documents that are required to complete the SAMR registration for registering the Buyer as the sole shareholder of the Company shall have been duly executed by the Buyer and/or the Company;

2.1.5 The termination agreement in respect of the Joint Venture Contract shall have been duly executed by the Buyer; and

2.1.6 The Buyer shall have performed the obligations and complied with the covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Completion.

2.2 The obligation of the Buyer to effect the Completion shall be subject to the following conditions, except to the extent waived by the Buyer in accordance with clause 2.8:

2.2.1 The Seller's Warranties shall be true and correct in all material respect as of the Completion Date as if made on and as of the Completion Date;

2.2.2 The Financial Statements shall have been agreed and executed by the Parties and the Company;

2.2.3 The Equipment Purchase Agreement shall have been duly executed by the Seller;

2.2.4 The Termination Agreements shall have been duly executed by the Company and the Seller and its Affiliates;

2.2.5 The Amendment Agreement in respect of the Premise Lease Agreement and the Administrative Service Agreement shall have been executed by the Company and Xiamen San'an Integrated Circuit Co., Ltd.; and

2.2.6 Any and all documents reasonably requested by the Buyer, including without limitation the application documents that are required to complete the SAMR registration for registering the Buyer as the sole shareholder of the Company shall have been duly executed by the Seller and/or the Company.

2.3 This Agreement shall automatically terminate and cease to have effect (except as provided in clause 2.4) at 6.00pm (Beijing time) on the Longstop Date, if any of the Conditions are not satisfied (or waived by the Seller or the Buyer in accordance with clause 2.8) by or before that date.

2.4 If this Agreement terminates in accordance with clause 2.3, it will immediately cease to have any further force and effect except for:

2.4.1 any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement (including clause 1 (*Interpretation*), clause 2 (*Conditions precedent*), clause 7 (*Limitations on claims*), clause 8 (*Confidentiality and announcements*) and clause 12 (*Entire Agreement*) to clause 22 (*Governing law and jurisdiction*) (inclusive)), each of which shall remain in full force and effect; and

2.4.2 any rights, remedies, obligations or liabilities of the Parties that have accrued before termination.

2.5 The Seller and the Buyer shall use their best endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date.

2.6 The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the Parties of all information reasonably necessary to make any notification or filing as required by any relevant authority, keeping the other Party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.7 Each Party shall promptly notify the other Party in writing if it becomes aware of any fact, event, matter or circumstance that has prevented or might reasonably be expected to prevent any of the Conditions from being satisfied by or before the Longstop Date.

2.8 Each Party may, to the extent that it is legally entitled to do so and to such extent as it thinks fit (acting reasonably at all times), waive any of the Conditions by notice in writing to the other Party.

3. **SALE AND PURCHASE**

On the terms of this Agreement and subject to the Conditions, at Completion the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Equity with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Equity including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

4. **PURCHASE PRICE**

4.1 The total consideration for the sale of the Sale Equity is the Purchase Price set forth in Schedule 2 and subject to the terms of this Agreement.

4.2 The Purchase Price shall be received by the Seller in accordance with the payment schedule set forth in Schedule 2.

4.3 All payments to be made to the Seller under this Agreement shall be made by electronic transfer of immediately available funds to the bank account nominated by the Seller. Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.4 The Purchase Price is the net amount to be received by the Seller. If the Buyer is required to make any deduction or withholding in respect of the payment of the Purchase Price, the Buyer shall gross up the payment amount such that the net payment received by the Seller after any deduction or withholding equals the amounts called for under this Agreement.

4.5 The Parties agree that each Party shall bear its own Taxes payable as a result of this Agreement or the Transaction in accordance with applicable laws and regulations.

5. **COMPLETION**

5.1 Subject to the satisfaction or waiver of the Conditions, Completion shall take place on the Completion Date at the office of the Buyer's Solicitors or at such other place as is agreed by the Parties in writing.

5.2 In this Agreement, **Completion Date** means the date of this Agreement, or such other date agreed by the Parties in writing, unless the Conditions are not satisfied (and have not been waived by the Seller or the Buyer in accordance with clause 2.8) at that date, in which event the Completion Date shall be:

5.2.1 the Business Day immediately following the date on which all the Conditions are satisfied or waived (provided this occurs on or before the Longstop Date); or

5.2.2 any other date agreed in writing by the Seller and the Buyer.

5.3 At Completion, the Seller shall deliver to the Buyer:

5.3.1 the items listed in Schedule 3; and

5.3.2 any other documents reasonably required by the Buyer for the purpose of facilitating the Transaction.

5.4 Change of Shareholding Procedures.

The Parties agree as follows:

(a) The Parties shall use best endeavours to file or procure the filing of the duly completed application forms to SAMR for the Transaction ("**Change of Shareholding Procedures**") as soon as reasonably practicable after the signing of this Agreement, with all costs and expenses of such Change of Shareholding Procedures to be borne by the Company.

(b) The Parties agree that the Company shall appoint a person as the Parties may mutually agree to ("**Agent**") as the agent to assist, execute and advise on the Change of Shareholding Procedures.

(c) The Parties shall on a timely basis render full and prompt cooperation and assistance to the Agent for the filing for the Change of Shareholding Procedures.

(d) The Parties shall use best endeavours to ensure that the SAMR filing is completed in accordance with the terms of this Agreement as soon as reasonably practicable after the date of this Agreement.

5.5 **Beneficial and Registered Ownership of the Sale Equity**.

The Seller agrees and undertakes as follows:

(a) For so long as the Seller remains the registered holder of the Sale Equity after the Completion Date, it shall hold the Sale Equity in trust for the Buyer and shall deal with or dispose of the Sale Equity as the Buyer may direct.

(b) For so long as certain individuals being registered with SAMR as director, general manager, supervisor, legal representative or other corporate roles for the Company but having been replaced by the Buyer's nominees, it will ensure that such individuals, subject to their fiduciary duties, and compliance with applicable laws, exercise their powers given to them by operation of their registration for the respective corporate role solely according to instructions by the Buyer until the registration of the Buyer's nominees with SAMR is completed.

6. **WARRANTIES**

6.1 The Seller acknowledges that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Seller's Warranties.

6.2 The Seller represents and warrants to the Buyer that each Seller's Warranty is true and accurate in all material respect and not misleading at the date of this Agreement and on the Completion Date with references to the facts and circumstances then applying (unless it is specifically provided for that a Warranty is made as of a different date, in which case such Seller's Warranty shall be given on such different date), in each case save as qualified by the matters which have been Disclosed or set out in the Disclosure Letter.

6.3 Each of the Seller's Warranties is made by the Seller on the basis of the knowledge, information and belief of the Seller. Any Seller's Warranty qualified by the expression "so far as the Seller is aware" or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of the Seller after making all reasonable enquiries into the subject matter of such Seller's Warranty.

6.4 The Buyer and represents and warrants to the Seller that each Buyer's Warranty is true and accurate in all material respect and not misleading at the date of this Agreement and on the Completion Date with references to the facts and circumstances then applying.

6.5 The Buyer acknowledges that the Seller is entering into this Agreement on the basis of, and in reliance on, the Buyer's Warranties.

6.6 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

6.7 The Buyer acknowledges and agrees that, except for the Seller's Warranties, the Seller does not give any warranty, representation or undertaking as to the accuracy or completeness of any information (including any forecast, estimate, projection, letter of intent, statement of opinion, information, memorandum, presentation or presentation material) provided to the Buyer, the Buyer's Solicitor, or any of their respective advisors or agents (howsoever provided).

7. **LIMITATIONS ON CLAIMS**

7.1 Upon Completion and in respect of any Loss arising out of any Claim, subject to the limitations set forth in this clause 7, the non-breaching Party shall be entitled to, by notice given to the breaching Party, request the breaching Party to pay in cash to the non-breaching Party an amount equal to the Loss. The breaching Party shall not be liable for a Claim unless notice in writing setting out such details as are known of the fact, circumstance or matter giving rise to the breach and the nature of the breach and an estimate of the amount claimed as soon as reasonably practicable after the non-breaching Party becomes aware of the fact, circumstance or matter on which the Claim is based, has been given by or on behalf of the non-breaching Party to the breaching Party in any case, within the period of three (3) years commencing on the Completion Date.

7.2 The breaching Party shall not be liable for a Claim if and to the extent that the Claim relates to a matter Disclosed or provided for in the Disclosure Letter.

7.3 Nothing in this clause 7 applies to exclude or limit the liability of the breaching Party if and to the extent that a Claim arises as a result of dishonesty, fraud or wilful misconduct or wilful concealment by the breaching Party.

7.4 The breaching Party's liability in respect of any Claim will be reduced or extinguished (as the case may be) to the extent that the breach has arisen (or a Loss has occurred) as a result of any act or omission by or on behalf of the non-breaching Party.

7.5 If, after the breaching Party have made any payment to the non-breaching Party for any Claim, the non-breaching Party (or in case of a breach of any Seller's Warranties, the Company) receives any benefit or credit which relates to that Claim, then the non-breaching Party must as soon as reasonably practicable repay to the breaching Party a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit less any costs incurred by the non-breaching Party or the Company in respect of the recovery or payment.

7.6 If either Party becomes aware after Completion of any fact, circumstance or matter which constitutes or could (whether alone or with any other possible fact, circumstance or matter) constitute a Claim, in dealing with such fact, circumstance or matter, such Party must:

7.6.1 act in good faith;

7.6.2 liaise with the other Party and keep the other Party informed in relation to the progress and conduct of the Claim; and

7.6.3 take all reasonable actions to mitigate any loss that may give rise to a Claim except where mitigation requires material expenditure (or incurring material liabilities).

7.7 All Claims arising from substantially the same fact, matter or circumstances shall be treated as one single Claim.

8. **CONFIDENTIALITY AND ANNOUNCEMENTS**

8.1 Each Party undertakes to the other Party that they will:

8.1.1 keep confidential the terms of this Agreement and the other Transaction Documents, and all confidential information, know how or trade secrets in their knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company;

8.1.2 not disclose any of the information referred to in clause 8.1.1 (whether in whole or in part) to any third party, except as expressly permitted by this clause 8; and

8.1.3 not make any use of any of the information referred to in clause 8.1.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement and the other Transaction Documents.

8.2 Each Party undertakes to the other Party that they shall keep confidential the terms of this Agreement and the other Transaction Documents, and all confidential information in their knowledge or possession relating to the other Party (or any member of such Party's Group), and they shall only use such information for the purposes contemplated by this Agreement and the other Transaction Documents.

8.3 Notwithstanding any other provision of this Agreement, no Party shall be obliged to keep confidential or to restrict their use of any information that:

8.3.1 is or becomes generally available to the public other than as a result of its disclosure by that Party (or any person to whom that Party has disclosed the information in accordance with clause 8.4) in breach of this Agreement; or

8.3.2 was, is or becomes available to the relevant Party on a non-confidential basis from a person who, to that Party's knowledge, is not bound by a confidentiality agreement or otherwise prohibited from disclosing the information to that Party.

8.4 The Parties may disclose any information that they are otherwise required to keep confidential under this clause 8:

8.4.1 to any of their employees, officers, consultants, representatives or advisers who need to know such information for the purposes of advising on this Agreement or facilitating the Transaction, provided that the Party making the disclosure informs the recipients of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 8 as if they were that Party. The Party making a disclosure under this clause shall, at all times, be liable for the failure of their recipients to comply with the obligations set out in this clause 8;

8.4.2 with the prior consent in writing of the other Party;

8.4.3 to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

8.4.4 if and to the extent that the disclosure is required:

8.4.4.1 by the laws of any jurisdiction to which the Party making the disclosure is subject;

8.4.4.2 by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

8.4.4.3 to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

8.4.4.4 to protect the disclosing Party's interest in any legal proceedings,

provided that in each case (and to the extent they are legally permitted to do so) the Party making the disclosure gives the other Party as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other Party concerning the content of the disclosure.

8.5 No Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction without the prior written consent of the other Party.

8.6 Nothing in clause 8.5 shall prevent a Party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the Party required to make the announcement consults with the other Party and takes into account their reasonable requests concerning the content of the announcement before it is made.

8.7 The Buyer may at any time after Completion announce its acquisition of the Sale Equity to any employees, clients, customers or suppliers of the Company.

9. FURTHER ASSURANCE

9.1 At its own expense, each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as may be necessary or desirable to give full effect to this Agreement.

10. ASSIGNMENT

Without the prior written consent of the other Party, no Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement or any other Transaction Document.

11. NO AGENCY

The Parties confirm they are acting on their own behalf in relation to the Transaction and not for the benefit of any other person.

12. **ENTIRE AGREEMENT**

This Agreement (together with the other Transaction Documents) constitutes the entire Agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

Parties acknowledge that a short version of the equity transfer agreement will be signed simultaneously with this Agreement for completing the Change of Shareholding Procedures in accordance with clause 5.4 of this Agreement (the "**Short Version**"). Parties herby irrevocably agree and acknowledge that the Short Version is signed for the purpose of completing the Chang of Shareholding Procedures only; any and all issues in connection with or arising from the transfer of the Sale Equity from Seller to Buyer should be exclusively governed by this Agreement; in case there is any discrepancies between the Short Version and this Agreement, this Agreement shall prevail.

13. **VARIATION AND WAIVER**

13.1 No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

13.2 A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

13.3 A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

14. **COSTS**

14.1 Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents.

15. **NOTICES**

15.1 A notice given to a Party under or in connection with this Agreement:

15.1.1 shall be in writing and in English;

15.1.2 shall be signed by or on behalf of the Party giving it;

15.1.3 shall be sent to the Party for the attention of the contact and to the address, or email address specified in clause 15.2, or such other contact or address or email address as that Party may notify in accordance with clause 15.3;

15.1.4 shall be:

15.1.4.1 delivered by hand;

15.1.4.2 sent by pre-paid post or another express delivery service providing proof of delivery;

15.1.4.3 sent by pre-paid airmail providing proof of delivery; or

15.1.4.4 sent by email; and

15.1.5 unless proved otherwise is deemed received as set out in clause 15.4 if prepared and sent in accordance with this clause 15.

15.2 The addresses, email addresses and contacts for service of notices on the Buyer and the Seller are:

15.2.1 To the Buyer

Address: 120 Eglinton Avenue East, Suite 1107, Toronto ON M4P 1E2

Attention: [redacted]

Email: [redacted]

15.2.2 To the Seller

Address: No.1721 Lvling Road,Xiamen, Fujian, China

Attention: [redacted]

Email: [redacted]

15.3 A Party may change its details for service of notices as specified in clause 15.2 by giving an at least five (5) Business Days prior written notice to the other Party.

15.4 In the absence of evidence of earlier receipt, a notice is deemed given or delivered:

15.4.1 If delivered by hand, on the day it was delivered (provided that such day is a Business Day, and if it is not a Business Day, the next Business Day);

15.4.2 if sent by pre-paid post or another express delivery service providing proof of delivery, on the 2nd Business Day after posting;

15.4.3 if sent by pre-paid airmail providing proof of delivery, on the 10th Business Day after posting; or

15.4.4 if sent by email at the time of transmission,

provided that if deemed receipt under the previous paragraphs of this clause 15.4 would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, "**Usual Business Hours**" means 9.00 am to 5.30 pm on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant Party by hand or post).

16. **INTEREST AND LIQUIDATED DAMAGE**

16.1 If a Party fails to make any payment due to any other Party under this Agreement by the due date then the defaulting Party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

16.2 Interest under this clause will accrue each day at a rate of 5% per annum, calculated on the basis of a 360 day year.

16.3 If any payment to be made by the Buyer is overdue for more than 30 days, the Seller shall provide a written notice to the Buyer. If such overdue payment has not been paid in full within 15 days after the Buyer's receipt of such notice from the Seller, in addition to the interests as set out in clause 16.2 above, the Buyer shall be liable for a liquidated damage in an amount of 10% of the total Purchase Price.

16.4 Parties agrees that the liquidated damages provided in section 16.3 is not a one-time remedy; it is applicable whenever section 16.3 is triggered.

17. **SEVERANCE**

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.

18. **AGREEMENT SURVIVES COMPLETION**

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

19. **NO THIRD PARTY RIGHTS**

19.1 This Agreement does not give rise to any rights to any party other than the Parties to enforce any term of this Agreement.

19.2 The rights of the Parties to rescind or vary this Agreement are not subject to the consent of any other person.

20. **COUNTERPARTS**

20.1 This Agreement shall become effective upon duly execution by the Parties.

20.2 This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

20.3 Transmission of the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a "wet-ink" counterpart of this Agreement. If this method of transmission is adopted, without prejudice to the validity of the Agreement thus made, each Party shall on request provide the other with the "wet-ink" copy original(s) of their counterpart.

21. **RIGHTS AND REMEDIES**

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

22. **GOVERNING LAW AND JURISDICTION**

22.1 This Agreement shall be governed by, and construed in accordance with, PRC Laws.

22.2 The Parties hereto will try to resolve any dispute, controversy or claim arising out of or in connection with this Agreement through friendly consultations between the Parties. But, if no settlement is reached within twenty (20) days from the date one Party notifies the other Party in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this clause 22.2, then any such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally and exclusively settled by arbitration conducted by the Singapore International Arbitration Center ("**SIAC**") in accordance with the Singapore International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules.

22.3 The place of arbitration will be in Singapore at SIAC. The arbitration proceedings will be conducted in English with Chinese translation.

22.4 The arbitration tribunal will consist of three arbitrators. The Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The presiding arbitrator will be nominated by the arbitrators selected by the Parties or, failing which within ten days from SIAC's confirmation of the second arbitrator, be appointed by the SIAC Council.

22.5 The arbitration award is final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and attorneys' reasonable fees) will be borne by the Party who shall perform obligations or bear the liability of breach under the arbitration award, unless otherwise determined by the arbitration award.

22.6 In any proceedings under or relating to the arbitration, each Party will cooperate with the other Party in making full disclosure of and providing complete access to all information and documents reasonably requested by the other Party in connection with such arbitration proceeding.

22.7 Any arbitration award may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located.

22.8 By agreeing to the settlement of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof by arbitration, each Party irrevocably waives its right to any form of appeal, review or recourse to any court or other judicial authority, other than applying for enforcement of the settlement or arbitration award, insofar as such waiver may be validly made.

SCHEDULE 1

Particulars of the Company

The Company

[redacted]

SCHEDULE 2

Purchase Price

1. Purchase Price.

   The Purchase Price shall be USD 6,500,000.

2. Payment Schedule

   The Purchase Price shall be paid by the Buyer to the Seller in accordance with the following schedule:

   (1) USD 700,000 due and payable on October 31, 2025
   (2) USD 1,000,000 due and payable on October 31, 2026
   (3) USD 1,300,000 due and payable on October 31, 2027
   (4) USD 1,600,000 due and payable on October 31, 2028
   (5) USD 1,900,000 due and payable on October 31, 2029

3. Seller's Conversion :

   3.1 At any time before the Purchase Price is paid in full, the Seller shall have the right to convert any remaining unpaid amounts due under this Agreement into shares of common stock of the Buyer (the "**Conversion Shares**"). The conversion shall be executed at a conversion price equal to the greater of: (a) the volume weighted average closing price of the common stock of the Buyer as reported by the NASDAQ Capital Market for thirty (30) days prior to the Conversion Date, or (b) the closing price of the common stock of the Buyer as reported by the NASDAQ Capital Market the day prior to the Conversion Date.

   3.2 The specific terms and conditions governing the conversion, including but not limited to the number of shares to be issued, timing of conversion, and any necessary adjustments for stock splits or other corporate actions, shall be mutually agreed upon by the Parties and documented in an amendment to this Agreement.

   3.3 The Seller shall provide written notice to the Buyer at least ten (10) days prior to exercising its right to convert any remaining payments into shares.

   3.4 The Buyer agrees to use its best efforts to support, assist, and cooperate with the Seller in achieving the conversion of any remaining payments into shares as soon as practicable after the Conversion Date, including but not limited to:

   (1) providing timely information regarding its stock price and trading status;
   (2) facilitating compliance with applicable laws and regulations related to the issuance of shares; and
   (3) ensuring that all necessary filings with relevant regulatory authorities and stock exchanges are made promptly.

   3.5 The Parties acknowledge that any conversion of payments into shares shall be subject to full compliance with applicable federal and state securities laws, as well as any rules and regulations of the U.S. Securities and Exchange Commission (SEC) and any national securities exchange on which Buyer's shares are listed. The Buyer shall ensure that all necessary exemptions from registration are available for such issuance.

   3.6 The Seller acknowledges that any issuance of Conversion Shares may be subject to restrictions on transferability under applicable securities laws, and agrees to comply with all such restrictions as a condition precedent to any conversion.

3.7Subject to full compliance with applicable law, the Seller may, with prior notice to POET, assign its right of convention under this schedule to any of its Affiliates or with prior consent of the Buyer, to a third party designated by it.

SCHEDULE 3

Seller' obligations at Completion

At Completion, the Seller shall deliver (or procure the delivery of) the following documents to the Buyer or the Buyer's Solicitors:

(a) resignation letters, in agreed form, from the Legal Representative/Directors/Supervisors resigning from their respective offices and employment with the Company as discussed and agreed with the Buyer;

(b) a certified copy of the resolutions, passed by the Seller's directors/shareholders approving the Transaction and its entry into and performance of its obligations under this Agreement and other Transaction Documents;

(c) an original of the Seller's (or any of the Seller's Affiliates') duly executed counterpart to this Agreement and the other Transaction Documents; and

(d) to the extent that the same are not already in the possession of the Company, the USB for uploading material for online bank transaction.

SCHEDULE 4

Warranties

Part 1 – Seller's Warranties

1. **Power to sell the Sale Equity**

1.1 The Seller (or any of the Seller's Affiliates, as the case may be) has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party.

1.2 This Agreement and any other Transaction Documents to which the Seller (or any of the Seller's Affiliates, as the case may be) is a party constitute (or shall constitute when executed) valid, and legally binding obligations on the Seller in accordance with their respective terms.

1.3 The execution and delivery by the Seller (or any of the Seller's Affiliates, as the case may be) of this Agreement and each of the other Transaction Documents to which it is a party, and compliance with their respective terms shall not breach or constitute a default:

(a) under any agreement or instrument to which the Seller (or any of the Seller's Affiliates, as the case may be) is a party or by which the Seller (or any of the Seller's Affiliates, as the case may be) is bound; or

(b) of any order, judgment, decree or other restriction applicable to the Seller (or any of the Seller's Affiliates, as the case may be).

2. **Equity in the Company**

2.1 The Sale Equity constitutes 24.8% of the registered capital of the Company.

2.2 The Seller is the sole legal and beneficial owner of the Sale Equity and is entitled to transfer the legal and beneficial title to the Sale Equity to the Buyer free from all Encumbrances (other than Permitted Encumbrance) on Completion Date, without the consent of any other person.

2.3 No Encumbrance (other than Permitted Encumbrance) has been granted to any person or otherwise exists affecting the Sale Equity.

2.4 No commitment to create any such Encumbrance on the Sales Equity has been given, nor has any person claimed any right to such an Encumbrance on the Sales Equity. As of October 31, 2024, neither the Company:

(a) holds or beneficially owns, or has agreed to acquire, any shares or any other securities in any company;

(b) has at any time had any subsidiary or subsidiary undertaking;

(c) is, or has agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(d) controls or takes part in the management of any company or business organisation, nor has it agreed to do so; or

(e) has any branch or permanent establishment outside its country of incorporation.

2.5 As of October 31, 2024, the Company has not:

(a) purchased or reduced any of its own equity; or

(b) given any financial assistance in contravention of any applicable law or regulation.

2.6 As of October 31, 2024, no equity of the Company has been issued, and no transfer of any such equity has been registered, except in accordance with all applicable laws and the articles of association of the Company.

3. **Transactions with the Seller**

3.1 Unless otherwise provided under (i) the Financial Statement, or (ii) any of the Ongoing Contracts as set out in the Disclosure Letter, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller, or any Affiliate of the Seller.

3.2 As of the date of this Agreement, none of the Seller, nor any Affiliate of the Seller, has a claim of any nature against the Company, or has assigned to any person the benefit of any such claim.

Part 2 – Buyer's Warranties

1. The Buyer is a publicly listed company duly formed and validly existing in Canada.

2. The Buyer has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a Party.

3. This Agreement and any other Transaction Documents to which the Buyer is a Party constitute (or shall constitute when executed) valid, and legally binding obligations on the Buyer in accordance with their respective terms.

4. The execution and delivery by the Buyer (or any of the Buyer's Affiliates, as case may be) of this Agreement and each of the other Transaction Documents to which it is a Party, and compliance with their respective terms shall not breach or constitute a default:

   (a) under any agreement or instrument to which the Buyer (or any of the Buyer's Affiliates, as case may be) is a Party or by which the Buyer (or any of the Buyer's Affiliates, as the case may be) is bound; or

   (b) of any order, judgment, decree or other restriction applicable to the Buyer (or any of the Buyer's Affiliates, as the case may be).

Disclosure Letter

The disclosure is made to Part 1 (*Seller's Warranties*) of SCHEDUL 4

1. Ongoing Contracts:

a. the Amendment Agreement in respect of the Premise Lease Agreement and the Administrative Service Agreement; and

b. a Letter Agreement to be entered into on or about the date hereof among the Company, Seller and Buyer in respect of the arrangement of certain non-recurring engineering costs.

2. Subsidy for Talent

To the Seller's best knowledge that the Company has filed an application for Talent subsidy. The Company is taking the leading and sole responsibility for such application. For more details, please check with Company's general manager.

SIGNED by)
(signed) *"Cai Wen Bi"*)
for and on behalf of)
QUANZHOU SAN'AN OPTICAL
COMMUNICATION TECHNOLOGY CO., LTD.)
) (signed) *"Cai Wen Bi"*

Name: Cai Wen Bi

Designation: Authorized Representative

IN WITNESS WHEREOF the Buyer and the Seller each have caused this Agreement to be duly executed as of the date first above written.

THE BUYER

SIGNED by)
Suresh Venkatesan)
for and on behalf of)
POET TECHNOLOGIES INC.)
) (signed) "*Suresh Venkatesan*"

Name: Suresh Venkatesan

Designation: Authorized Representative

THE SELLER

SIGNED by)
Cai Wen Bi)
for and on behalf of)
QUANZHOU SAN'AN OPTICAL
COMMUNICATION TECHNOLOGY CO., LTD.)
) (signed) "*Cai Wen Bi*"

Name: Cai Wen Bi

Designation: Authorized Representative